EXHIBIT 5.1

[Letterhead of Lionel Sawyer & Collins]

March 9, 2004

(702) 383-8888

Boyd Gaming Corporation

2950 Industrial Road

Las Vegas, NV 89109

Dear Ladies and Gentlemen:

We have served as Nevada counsel to Boyd Gaming Corporation, a Nevada corporation (“Boyd”), in connection with the merger of Coast Casinos, Inc., into BGC, Inc., a wholly-owned subsidiary of Boyd (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 6, 2004, as amended March 5, 2004, and the issuance of up to 26,200,000 shares of Boyd common stock (the “Shares”) pursuant thereto. The Shares are the subject of a Registration Statement on Form S-4 (the “Registration Statement”).

We reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as we deemed it necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) an executed copy of the Merger Agreement; (iii) Boyd’s Articles of Incorporation and its Bylaws, as amended to date and currently in effect; and (iv) certain resolutions of Boyd’s Board of Directors dated February 6, 2004, pertaining to the Merger and the issuance of the Shares. We have relied upon the certificates of all public officials and corporate officers and transfer agents with respect to the accuracy of all matters contained therein.

Based on the foregoing, it is our opinion that upon (i) receipt of the requisite shareholder vote and the consummation of the Merger pursuant to the Merger Agreement and (ii) issuance of the Shares and delivery of the certificates representing the Shares in the manner contemplated in the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

This opinion is intended solely for the use of Boyd in connection with the Shares. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm, except as provided in the previous paragraph.

Sincerely,

/s/    LIONEL SAWYER & COLLINS